Asset Management Fund Large Cap Equity Institutional Fund, Inc.
June 30, 2005

Shareholders Voting Results (Unaudited):

The annual Meeting of Shareholders of the Asset Management
Fund Large Cap Equity Institutional Fund, Inc., was held on
April 21, 2005, at which the shareholders voted on two proposals.
The proposals and the results of the voting are set forth below.

A-Election of Directors-The first proposal concerned the election of nine directors. Four directors were elected to serve for complete terms of three years, each expiring in 2008. Three directors were elected to serve for terms of two years expiring in 2007, and two directors were elected to serve for terms of one year expiring in 2006. The results of the first proposal are as follows:




Expiration
of Term



Votes For


Votes Withheld



Abstentions
% of Shares Present Voted For

% of Shares Outstanding Voting
Daniel J. Devine
2006
500,737
0
0
100%
85%
Chris C. Gagas
2007
500,737
0
0
100%
85%
Michael J. Hegarty
2006
500,737
0
0
100%
85%
Michael R. Kallet
2008
500,737
0
0
100%
85%
Robert E. Kernan, Jr.
2008
500,737
0
0
100%
85%
William C. McGarry
2007
500,737
0
0
100%
85%
Clifford M. Miller
2008
500,737
0
0
100%
85%
Michael J. Pollock
2007
500,737
0
0
100%
85%
John M. Scarchilli
2008
500,737
0
0
100%
85%

In addition, Messrs. Ralph F. Brouty, Joseph R. Ficalora,
William A. McKenna, Jr., Vincent F. Palagiano, Charles M.
Sprock, continue as members of the Board of Directors.

B-Ratification of Independent Auditors-The second proposal concerned the ratification of the selection of Ernst & Young LLP as Independent Auditors of the Fund for the fiscal year ending December 31, 2005. The results of the voting for the proposal were 500,737 for, 0 against, and 0 abstaining. The percentage of shares present voted for the proposal was 100%. The percentage of shares outstanding voting was 85%.